CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     Protection One, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Protection One, Inc. held on July 30, 1997, resolutions were duly adopted setting forth a proposed amendment of the certificate of incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

          NOW, THEREFORE, BE IT RESOLVED that the first paragraph of Article FOURTH of the Fifth Restated Certificate of Incorporation of Protection One, Inc. be amended and restated to read in full as follows:

               "The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 155,000,000, of which 150,000,000 shall be voting common stock, par value One Cent ($0.01) per share ("Common Stock"), and 5,000,000 shall be preferred stock, par value Ten Cents ($.10) per share ("Preferred Stock")."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice accordance with Section 222 of the General Corporation Law of the state of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Protection One, Inc. has caused this certificate to be signed by John E. Mack, III, its authorized officer, this 24th day of November, 1997.

                                  PROTECTION ONE, INC.



                                  By: /s/John E. Mack, III
                                      ----------------------------------
                                         Executive Vice President
                                         Business Development